EXHIBIT 99.1

XECHEM ®

Creating Tomorrow's Medicines Today

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Xechem International, Inc.

100 Jersey Avenue

New Brunswick Technology Center

Building B, Suite 310

New Brunswick, NJ  08901-3279

Tel: (732) 247-3300

Fax: (732) 247-4090

Email: xechem@erols.com

Xechem International Announces Change in Its CEO; Offers Update on Nigerian Operations

NEW BRUNSWICK, N.J., July 12, 2007 -- Xechem International, Inc. (OTC BB: XKEM) Xechem International announced today Dr. Robert Swift, a member of Xechem's Board of directors, has been appointed by the board of directors to take on the role of Chairman and CEO/President on an interim basis, replacing Dr. Ramesh Pandey, who will continue to serve on the Company's board of directors. Though no longer charged with the day-to-day operations of the Company, Dr. Pandey is expected to continue to play an advisory role with the Company and discussions are ongoing to formalize a mutually acceptable arrangement with Dr. Pandey and to resolve various financial and other issues related to his departure as Chairman and CEO.

Dr. Swift was asked by the Board of Directors, to provide the Company with the experience, expertise and foresight to take the Company to the next level of success. Dr. Swift has a Ph.D. in Biochemistry from Michigan State University and an MBA in Finance from Indiana University. He has served as a senior scientist for a major pharmaceutical company, a biotech analyst and most recently as a co-portfolio manager of several large healthcare sector hedge funds. His broad experience in both the scientific and business sector of activities very closely related to Xechem International's interests makes him a uniquely qualified individual to take the helm of the Xechem Companies.

According to Dr. Swift, Xechem's new Interim CEO, "We are grateful to Dr. Pandey for his efforts in bringing NICOSAN(TM) to market in Nigeria. We look forward to the prospect of having continued access to his knowledge and experience as we move forward toward full scale commercial production of NICOSAN(TM)"

Xechem also announced a cost-cutting plan that will increase the focus on its Nigerian operations. That plan is expected to include the closure of the company's New Jersey headquarters with the office operations moving to smaller and less expensive facilities. According to Dr Swift, "There is not enough activity to justify the continued annual expense in excess of $250,000 to hold onto our New Jersey facilities. We can out source the clinical activities related to the development of 5-HMF, the Company's sickle cell compound licensed from VCU, and NICOSAN(TM). Research on these and other potential drugs can be accomplished collaboratively with world class academic institutions like VCU and Rutgers At this stage in the Company's development, the Board feels that all available resources must be focused on production of NICOSAN(TM) at our Nigerian operation and the filing of an IND for 5-HMF. After I spend time at the Nigerian facility, I will be better able to assess the requirements to reach full-scale production, as well as the timeline. We plan to have a shareholder meeting towards the end of the year to inform all shareholders of the progress we have made and what to expect in the future for Xechem."

About Xechem

Xechem International is a development stage biopharmaceutical company working on Sickle Cell Disease (SCD), antidiabetic, antimalarial, antibacterial, antifungal, anticancer and antiviral (including AIDS) products from natural sources, including microbial and marine organisms. Its focus is on the development of phyto-pharmaceuticals (natural herbal drugs) and other proprietary technologies, including those used in the treatment of orphan diseases. Xechem's mission is to bring relief to the millions of people who suffer from these diseases. Its recent focus and resources have been directed primarily toward the development and launch of NICOSAN(TM) (to be marketed as HEMOXIN(TM) in the US and Europe). With the Nigerian regulatory approval now in hand, Xechem is now working on the commercialization of the drug in Nigeria and the pursuit of US FDA and European regulatory approval. In addition to NICOSAN(TM), Xechem is also working on another sickle cell compound, 5-HMF, which it has licensed from Virginia Commonwealth University (VCU).

About NICOSAN(TM)

NICOSAN(TM) is an anti-sickling drug originally developed as NIPRISAN by the Nigerian scientists at the National Institute for Pharmaceutical Research and Development (NIPRD). In clinical studies conducted under NIPRD's auspices, the drug has shown to substantially reduce the degree of sickling of the red blood cells of those afflicted with the disease. While not a cure, the clinical trials have confirmed that the large majority of patients taking NICOSAN(TM) no longer experience sickle cell "crises" while on the medication, and even among those whose crises are not eliminated, the number and severity of the crises are substantially reduced. Through quality control/quality assurance (QC/QA) Xechem has standardized and verified the antisickling activity of the product, which is now called as NICOSAN(TM).

After the approval by the regulatory agency of Nigeria, National Agency for Food and Drug Administration and Control (NAFDAC), NICOSAN(TM) is being marketed in Nigeria since July 6th, 2006 on a limited basis. NICOSAN(TM) has Orphan Drug Designation in the US and EU countries.

For Further information contact:

Stephen Burg, Director

Xechem International, Inc.

(707) 425-8855

Forward Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks and uncertainties. Such risks include the risk that: (i) Xechem Nigeria will be unable to consummate the closing of its currently proposed bank financings; (ii) there could be delays and/or cost overruns in connection with the build out of Xechem Nigeria's pilot plant facility to a full scale commercial production facility; (iii) the Company and/or Xechem Nigeria could suffer significant dilution from the raising of additional capital until such point in time as they achieve cash flow break even status; (iv) doing business in Nigeria is subject to all of the risks of operation in a foreign country and associated political and regulatory risky and (v) operations of the Company could be disrupted due to the chronic limited availability of funds to meet ongoing obligations.